Exhibit 21.1

Subsidiaries of the registrant are as follows:

State of Incorporation or Organization
Michael Nicholas Carpentry, LLC	Illinois
Stock Building Supply, LLC	North Carolina
Coleman Floor, LLC	Delaware
Coleman Floor Southeast, LLC	Delaware
Commonwealth Acquisition Holdings, LLC	Delaware
Stock Building Supply Midwest, LLC	Delaware
Stock Building Supply of Arkansas, LLC d/b/a National Home Centers	Delaware
Stock Window & Door Southeast, LLC	Delaware
TBSG, LLC	Delaware
Stock Building Supply of Florida, LLC	Florida
Stock Building Supply West, LLC	Utah
SBS/Bison Building Materials, LLC	Delaware
Stock Building Supply West (USA), Inc.	Delaware